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                         CONTINUING STOCK OPTION GRANT

    THIS CONTINUING STOCK OPTION GRANT is made by FLORIDA GAMING CORPORATION, a Delaware corporation (the "Company") to ROBERT L. HURD (the "Optionee") to memorialize and evidence the grant of the following described option by the Company to the Optionee.

    On February 26, 1997, pursuant to the Directors' Continuing Stock Option Plan ("Plan") adopted by the Board of Directors of the Company on the same date, a copy of which is attached hereto as Exhibit "A", the Company granted to the Optionee an option (the "Option") to purchase up to 40,000 shares of $.10 par value common stock of the Company (the "Shares"), subject to the terms and conditions stated herein and in said Plan.

    The Option, which is non-transferable except by operation of law, vests February 26, 1997 and is exercisable, in whole or in part, from time to time, anytime prior to the earlier of February 26, 2002 or one year after you cease to be a director of the Company.

    The purchase price for each Share subject to the Option is $6.50 ("Purchase Price"). The Option may be exercised by the Optionee tendering to the Company the aggregate Purchase Price of the Shares being purchased plus, if required by the Company, an amount of monies sufficient to pay all applicable federal, state and local withholding taxes on the difference between the Purchase Price and the market value of the Shares on the date of exercise.

    The obligation of the Company to sell any Shares to the Optionee is subject to all applicable laws, rules and regulations, including, without limitation, all applicable federal and state securities laws.

    All questions pertaining to the validity, construction and administration of this Stock Option Grant shall be governed by the laws of the State of Delaware.

        EXECUTED as of February 26, 1997.

                                  FLORIDA GAMING CORPORATION

                                  By: /s/ W. Bennett Collett
                                     -------------------------------------
                                      W. Bennett Collett
                                      Chairman of the Board and
                                      Chief Executive Officer

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                         FLORIDA GAMING CORPORATION

                    DIRECTORS' CONTINUING STOCK OPTION PLAN

    1. PURPOSE. This Directors' Continuing Stock Option Plan is established pursuant to resolutions adopted by the Board of Directors on February 26, 1997 for the purpose of partially rewarding directors of the Company for their services as such.

    2. ADMINISTRATION. The Plan shall be administered by the Compensation Committee of the Board of Directors.

    3. GRANT OF OPTIONS. Each existing director of the Company shall be granted an option as of February 26, 1997 to purchase 10,000 shares of Common Stock for each full or partial year such person has served as a director of the Company prior to January 1, 1997 ("Immediate Options") and for each full year of service as a director after December 31, 1996 ("Delayed Options").

    4. VESTING AND EXERCISE OF OPTIONS. All Immediate Options granted pursuant to this Plan shall vest and be exercisable on and after February 26, 1997. All Delayed Options granted pursuant to this Plan shall vest and be exercisable on and after the date such Delayed Options are granted.

    5. EXPIRATION OF OPTIONS. All options granted pursuant to this Plan, unless previously exercised, shall expire five years after the date such option vests and becomes exercisable or one year after such director ceases to be a director of the Company, whichever occurs first.

    6. PURCHASE PRICE. The Purchase Price (herein so called) of a share of Common Stock subject to the options granted pursuant to this Plan shall be the fair market value of such share determined as follows:

        (a) If the Common Stock is quoted on NASDAQ, the mean high and low market prices for which the Common Stock is quoted on NASDAQ as of the most recent date on which such shares were quoted prior to the date the option is granted.

        (b) If the Common Stock is listed on a national securities exchange, the closing price of the Common Stock on the composite tape as of the most recent date on which such shares were traded prior to the date the option is granted.

        (c) If the Common Stock is neither quoted on NASDAQ or listed on a national securities exchange, the book value per share determined in accordance with generally accepted accounting principles as of the last day of the fiscal quarter immediately preceding the date the option is granted.

                                                      EXHIBIT A

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    7.  EXERCISE. An option may be exercised in whole or in part, from time to time, by the optionee tendering to the Company the aggregate Purchase Price of the shares of Common Stock being purchased.

    8. RESTRICTION ON TRANSFER. The options granted pursuant to this plan shall be non-transferable except by operation of law.

    9. ADJUSTMENT OF SHARES. The number of shares of Common Stock with respect to which options are granted under this Plan and the Purchase Price of such shares shall be appropriately adjusted by the Board of Directors for any increase or decrease in the number of shares of issued Common Stock resulting from a subdivision or consolidation of such shares through a reorganization, recapitalization, stock split-up, stock distribution or combination of shares, or the payment of a Common Stock dividend or other increase or decrease in the number of shares effected without receipt of consideration by the Company.

   10. LEGAL AND OTHER REQUIREMENTS. The obligation of the Company to sell and deliver Common Stock under this Plan shall be subject to all applicable laws, rules and regulations, including, without limitation, all applicable federal and state securities laws.

   11. WITHHOLDING TAXES. Upon the exercise of any option granted pursuant to this Plan, the Company shall have the right to require the optionee to remit to the Company an amount sufficient to satisfy all federal, state and local withholding tax requirements.

   12. APPLICABLE LAW. All questions pertaining to the validity, construction and administration of this Plan shall be governed by the laws of the State of Delaware.